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                                                                     Exhibit 2.4


                          [ITT INDUSTRIES LETTERHEAD]


Press Release




FOR IMMEDIATE RELEASE
SEPTEMBER 28, 1998                                           Contact  Tom Glover
                                                                  ITT Industries
                                                                    914-641-2160


   ITT INDUSTRIES CLOSES SALE OF AUTOMOTIVE ELECTRICAL SYSTEMS UNIT TO VALEO

     White Plains, NY-ITT Industries, Inc. (NYSE:IIN) announced today that it has closed the sale of its automotive Electrical Systems business to Valeo, SA of France. The transaction, which was announced on June 25, 1998, is valued at approximately $1.7 billion. On Friday, September 25, 1998, the company completed the sale of its Brake and Chassis business unit to Continental AG for $1.93 billion. Total after-tax cash proceeds from both transactions is approximately $2.7 billion.

     "With the conclusion of both sales, we are now free to focus on our strategic growth prospects, including acquisitions that can enhance the positions of our existing businesses," said Travis Engen, chairman, president and chief executive of ITT Industries. "Our previously announced $1.1 billion stock repurchase program is already well underway. Further, we will be able to substantially improve our capital position to provide the financial flexibility to grow all of our business lines."

     Engen said with both transactions completed in the third quarter as expected, further details of the result of the divestments will be included in the third quarter earnings report to be released on October 20, 1998.

ABOUT ITT INDUSTRIES

     ITT Industries, Inc. (www.ittind.com) is a global industrial manufacturing company with leading positions in the markets that it serves. Following the divestiture of the company's automotive brakes and electrical systems businesses, the company expects to generate annual global sales of $4.4 billion. ITT Industries is the world's largest producer of pumps, systems and services to move, measure and control water and other fluids. The company is also a leading supplier of sophisticated military defense systems, including night vision devices, secure communication systems and avionics, and provides advanced technical and operational services to a broad range of government agencies. ITT Industries is a leading provider of electrical interconnects for cellular telephones, aerospace, network communications, "smart cards" for personal data storage, and PC cards for laptop computers. Further, ITT Industries provides products for highly-focused automotive markets, such the Koni(R) brand shock absorbers serving high-end, specialized auto needs in addition to shock absorbers for trains and bridges, fluid handling products such as brake and fuel line tubing, and brake friction materials. Based in White Plains, NY, ITT Industries employes approximately 34,000 people around the world.

     In addition to the New York Stock Exchange, ITT Industries' stock is traded under the symbol ("IIN") on the Midwest, Pacific, London, Frankfurt and Paris exchanges.

                                      ###

     ITT Industries' and its subsidiaries' news releases are available at no charge via fax and the Internet. For ITT Industries news and information on the Internet, visit http://www.ittind.com. To receive releases by fax, call 800-758-5804, extension 110006.